Exhibit 10.3

UNITED STATES BANKRUPTCY COURT
MIDDLE DISTRICT OF FLORIDA
TAMPA DIVISION

In re:	Chapter 11

BIOVEST INTERNATIONAL, INC.,	Case No. 8:13-bk-02892-KRM

Debtor.
/

ORDER CONFIRMING FIRST AMENDED PLAN OF
REORGANIZATION OF BIOVEST INTERNATIONAL, INC.
UNDER CHAPTER 11 OF TITLE 11, UNITED STATES CODE DATED
AS OF APRIL 18, 2013, AS MODIFIED, PURSUANT TO 11 U.S.C. § 1129

Biovest International, Inc. (“Biovest”), as debtor and debtor in possession (the “Debtor”), having filed with this Court its First Amended Plan of Reorganization of Biovest International, Inc. Under Chapter 11 of Title 11, United States Code dated as of April 18, 2013 [Doc. No. 189-1] (the “First Amended Plan”), and having announced on the record at the Confirmation Hearing (as defined below) additional modifications to the First Amended Plan as set forth below in this Confirmation Order (the First Amended Plan, as modified at the Confirmation Hearing as set forth below in this Confirmation Order, hereinafter referred to as the “Modified Plan”), it is

ADJUDGED, DETERMINED AND FOUND, after hearings held on May 31, 2013, at 8:30 a.m., and June 10, 2013, at 8:30 a.m., and due and sufficient notice having been provided to all Creditors, Holders of Equity Interests and interested parties and sufficient cause appearing therefor, that:

A.          All capitalized terms used in this Confirmation Order but not defined herein shall have the meaning ascribed to such terms in the Modified Plan.

B.           This Court has jurisdiction over the Debtor, the Bankruptcy Case, all of the Debtor’s Property, wherever located, including but not limited to all Causes of Action, all Claims against and Equity Interests in the Debtor, and all Creditors of and Holders of Equity Interests in the Debtor pursuant to 28 U.S.C. § 1334.  Confirmation of the Modified Plan is a “core proceeding” pursuant to, without limitation, 28 U.S.C. §§ 157(b)(2)(A), (L) and (O), and this Court has jurisdiction to enter a final order with respect thereto.  Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

C.           The Debtor filed a Voluntary Petition for relief under Chapter 11 of the Bankruptcy Code on March 6, 2013 (the “Petition Date”).

D.          Since the Petition Date, the Debtor has continued to operate its businesses and to manage its properties as a debtor in possession pursuant to Sections 1107(a) and 1108 of the Bankruptcy Code.

E.           No trustee or examiner has been appointed in this case.  On March 19, 2013, the Office of the United States Trustee (the “U.S. Trustee”) appointed an Official Committee of Unsecured Creditors (the “Creditors Committee”) in this case pursuant to Section 1102 of the Bankruptcy Code [Doc. No. 76].  On March 19, 2013, the U.S. Trustee appointed an Official Committee of Equity Security Holders (the “Equity Holders Committee” and together with the Creditors Committee, the “Committees”) in this case pursuant to Section 1102 of the Bankruptcy Code [Doc. No. 77].

F.           Biovest is a publicly traded Delaware biotechnology corporation, with a majority of its issued and outstanding shares of common stock, par value $.01 per share (the “Common Stock”) owned by Accentia Biopharmaceuticals, Inc. (“Accentia”) and its remaining issued and outstanding shares of Common Stock publicly held and traded.  As of the Petition Date, there were 146,510,818 shares of the Common Stock issued and outstanding.

G.          Biovest has three (3) operating divisions: (i) the Drug Development Division, which focuses on developing and commercializing BiovaxID™ as a personalized therapeutic cancer vaccine for the treatment of B-cell blood cancers; (ii) the Instruments and Disposables Division, which focuses on the continued development, commercialization, manufacture and sale of instruments and related disposables for the efficient production of cell-based medical and research products, primarily through its AutovaxID® instrument; and (iii) the Cell Culture Products and Services Division, which focuses on the commercial sale and production of cell culture products and services under contracts with third party customers.  Additional information regarding Biovest and its products and services can be found in the Debtor’s Chapter 11 Case Management Summary [Doc. No. 27] and on Biovest’s website at www.biovest.com.

H.          On March 7, 2013, the Debtor filed with the Court its Plan of Reorganization of Biovest International, Inc. Under Chapter 11 of Title 11, United States Code dated as of March 6, 2013 [Doc. No. 16] (the “Original Plan”).

I.           On March 8, 2013, the Debtor filed with the Court the Debtor’s Emergency Motion for Interim and Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014: (I) Authorizing the Debtor to Obtain Postpetition Financing and Grant Senior Liens and Superpriority Administrative Expense Status; (II) Authorizing the Debtor to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Secured Lenders; and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 2002, 4001 and 9014 [Doc. No. 25] (the “DIP Financing Motion”).

J.           On March 12, 2013, the Debtor filed with the Court its Disclosure Statement for Plan of Reorganization of Biovest International, Inc. Under Chapter 11 of Title 11, United States Code dated as of March 6, 2013 [Doc. No. 42] (the “Original Disclosure Statement”).

K.          On March 14, 2013, this Court entered its Order Scheduling Hearing on Disclosure Statement and Establishing Disclosure Statement Hearing Procedures [Doc. No. 55] (the “March 14 Scheduling Order”).  The March 14 Scheduling Order set a hearing for April 18, 2013, at 3:30 p.m., to consider approval of the Original Disclosure Statement (the “Disclosure Statement Hearing”).  The March 14 Scheduling Order also established a deadline of April 15, 2013 for the filing of any objections to the Original Disclosure Statement.

L.           Upon the entry of the March 14 Scheduling Order, Stichter, Riedel, Blain & Prosser, P.A. (“Stichter, Riedel”), counsel for the Debtor, posted the Original Plan, the Original Disclosure Statement, and the March 14 Scheduling Order on its website at www.srbp.com.

M.         On March 14, 2013, the Debtor served copies of the Original Plan, the Original Disclosure Statement, and the March 14 Scheduling Order on certain parties in interest as directed by the March 14 Scheduling Order, including all parties set forth on the Local Rule 1007(d) Parties in Interest List for this case.  A certificate of service and an affidavit of mailing have been filed by the Debtor with the Court regarding such service (see, Doc. No. 60).

N.          On March 15, 2013, the Debtor served a copy of the March 14 Scheduling Order on all Creditors of the Debtor as directed by the March 14 Scheduling Order.  A certificate of service and an affidavit of mailing have been filed by the Debtor with the Court regarding such service (see, Doc. No. 69).

O.          Commencing on March 20, 2013 and ending on March 26, 2013, the Debtor (through its agent, Broadridge Investor Communication Services, Inc. (“Broadridge”)), as directed by the March 14 Scheduling Order, served a copy of the March 14 Scheduling Order on (i) all registered equity security holders of Biovest and (ii) all banks, brokerage firms, and depository companies for subsequent distribution to beneficial holders of the Common Stock.  An affidavit of mailing executed by Broadridge has been filed with the Court regarding such service (see, Doc. No. 294).

P.           On April 10, 2013, this Court entered its Final Order Granting Debtor’s Emergency Motion for Interim and Final Orders Under 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c), 364(d)(1), 364(e) and 507 and Fed. R. Bankr. P. 2002, 4001 and 9014: (I) Authorizing the Debtor to Obtain Postpetition Financing and Grant Senior Liens and Superpriority Administrative Expense Status; (II) Authorizing the Debtor to Use Cash Collateral; (III) Granting Adequate Protection to Prepetition Senior Secured Creditors; and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 2002, 4001 and 9014 [Doc. No. 142] (the “Final Financing Order”).  The Final Financing Order granted the DIP Financing Motion and approved (i) a debtor in possession financing facility in the amount of $6,000,000 to the Debtor from the DIP Lenders, and (ii) the DIP Credit Agreement (as defined below).

Q.          On April 15, 2013, objections to the Original Disclosure Statement were filed with the Court by Accentia [Doc. No. 155] and the Equity Holders Committee [Doc. No. 158] (collectively, the “Disclosure Statement Objections”).  No other objection to the Original Disclosure Statement was filed by any Creditor or other party in interest.

R.          On April 17, 2013, the Debtor filed with the Court the Debtor’s Emergency Motion for Entry of an Order (I) Approving the Sale of, and Bidding Procedures in Connection with the Sale of, Substantially All of the Assets of the Debtor or the Rights Under the Debtor’s Amended Plan of Reorganization, (II) Establishing Procedures for the Assumption and/or Assignment by the Debtor of Certain Executory Contracts and Unexpired Leases, (III) Approving Initial Overbid Amount and Subsequent Overbid Amounts, (IV) Approving Form and Manner of Notice of the Sale and Bidding Procedures, and (V) Setting Objection Deadlines [Doc. No. 163] (the “Sale Motion”).  In the Sale Motion, the Debtor requested that the Court consider the entry of orders (i) approving the sale of, and bidding procedures in connection with the sale of, either (a) substantially all of the assets of the Debtor (a “Sale Transaction”) or (b) the rights under the First Amended Plan (a “Plan Transaction” and together with a Sale Transaction hereinafter sometimes referred to, collectively, as a “Transaction”) to the party submitting the highest or best offer at an auction; (ii) establishing procedures for the assumption and/or assignment by the Debtor in a Sale Transaction of certain executory contracts and unexpired leases to which the Debtor is a party; (iii) approving an initial overbid amount and subsequent overbid amounts in connection with a Transaction; (iv) approving the form and manner of notice of a Transaction and the bidding procedures; and (v) setting deadlines for objections to the Sale Motion and the Asset Purchase Agreement.

S.           On April 18, 2013, the Debtor, the DIP Lenders and LV entered into the Debtor-in-Possession Credit and Security Agreement (the “DIP Credit Agreement”), which was effective for all purposes as of March 14, 2013.

T.          On April 18, 2013, and prior to the Disclosure Statement Hearing, the Debtor filed with the Court its First Amended Plan of Reorganization of Biovest International, Inc. Under Chapter 11 of Title 11, United States Code dated as of April 18, 2013 [Doc. No. 168] (the “April 18 Plan”).  The April 18 Plan was black-lined to reflect the changes made to the Original Plan.  On April 18, 2013, and prior to the Disclosure Statement Hearing, the Debtor also filed with the Court its First Amended Disclosure Statement for First Amended Plan of Reorganization of Biovest International, Inc. Under Chapter 11 of Title 11, United States Code dated as of April 18, 2013 [Doc. No. 169] (the “April 18 Disclosure Statement”).  The April 18 Disclosure Statement was black-lined to reflect the changes made to the Original Disclosure Statement.  Each of the April 18 Disclosure Statement and the April 18 Plan included additional disclosure and language in response to the points raised in the Disclosure Statement Objections as well as issues raised orally with the Debtor by the Creditors Committee.

U.          The Court held a hearing on April 18, 2013, at 3:30 p.m., to consider approval of the April 18 Disclosure Statement and to consider the Disclosure Statement Objections and any objections to the April 18 Disclosure Statement.  At the Disclosure Statement Hearing, the Debtor announced to the Court that the Debtor (i) had addressed in the April 18 Disclosure Statement all of the relevant Disclosure Statement Objections, and (ii) would incorporate additional information and provisions in the April 18 Disclosure Statement and in the April 18 Plan as announced on the record in response to issues raised by various parties at the Disclosure Statement Hearing.  As a result of the foregoing, at the Disclosure Statement Hearing, the Court approved the April 18 Disclosure Statement as containing adequate information within the meaning of Section 1125 of the Bankruptcy Code, subject to the Debtor including the additional information and provisions announced on the record.

V.          On April 19, 2013, the Court entered its Order Approving First Amended Disclosure Statement, Fixing Time to File Applications for Administrative Expenses, Setting Hearing on Confirmation of First Amended Plan, and Setting Deadlines with Respect to Confirmation Hearing [Doc. No. 175] (the “Disclosure Statement Approval Order”).  In the Disclosure Statement Approval Order, the Court (i) determined that the April 18 Disclosure Statement (as modified on the record at the Disclosure Statement Hearing) met the “adequate information” standards required by Section 1125 of the Bankruptcy Code, and (ii) approved the April 18 Disclosure Statement (as modified on the record at the Disclosure Statement Hearing) for distribution to Creditors of the Debtor in conjunction with the Debtor’s solicitation of votes on the First Amended Plan.

W.         In the Disclosure Statement Approval Order, the Court (i) scheduled a hearing for May 31, 2013, at 9:30 a.m., to consider (a) Confirmation of the First Amended Plan, including timely filed objections thereto, (b) motions for cramdown, (c) applications for compensation, and (d) motions for allowance of administrative claims; (ii) fixed May 24, 2013 as the last date for the filing of written objections to Confirmation of the First Amended Plan; (iii) fixed May 28, 2013 as the last date for the filing of Ballots accepting or rejecting the First Amended Plan; and (iv) fixed May 29, 2013 as the last date for the filing by the Debtor of a ballot tabulation and a confirmation affidavit.

X.          On April 24, 2013, pursuant to the Disclosure Statement Approval Order, the Debtor mailed its First Amended Disclosure Statement for First Amended Plan of Reorganization of Biovest International, Inc. Under Chapter 11 of Title 11, United States Code dated as of April 18, 2013 [Doc. No. 189-2] (the “First Amended Disclosure Statement”), the First Amended Plan, the Disclosure Statement Approval Order, a Ballot, and a Court-approved letter from the Creditors Committee dated April 18, 2013 in support of the First Amended Plan (all of the foregoing documents hereinafter collectively referred to as the “Plan Solicitation Documents”) to (i) all Creditors of the Debtor as set forth on the Court’s master mailing matrix for the Debtor’s Chapter 11 case and (ii) all parties set forth on the Local Rule 1007(d) Parties in Interest List for this case.  A certificate of service and an affidavit of mailing have been filed by the Debtor with the Court regarding such service (see, Doc. No. 187).

Y.          On April 25, 2013, the Debtor filed with the Court a Notice of Filing of Plan Solicitation Package [Doc. No. 189], which contained true and correct copies of the Plan Solicitation Documents.

Z.          On April 25, 2013, the Debtor mailed the First Amended Disclosure Statement, the First Amended Plan, and the Disclosure Statement Approval Order to all Holders of the Existing Biovest Stock Options and to all Holders of the Existing Biovest Stock Warrants. A certificate of service and an affidavit of mailing have been filed by the Debtor with the Court regarding such service (see, Doc. No. 192).

AA.      On April 25, 2013, Stichter, Riedel posted the Plan Solicitation Documents on its website at http://www.srbp.com/biovest/biovest.htm and the Debtor filed with the Court its Notice of Posting Biovest International, Inc. Plan Solicitation Package on Website of Stichter, Riedel, Blain & Prosser, P.A. [Doc. No. 193]. The Debtor served notice on all parties set forth on the Local Rule 1007(d) Parties in Interest List for this case of the posting of the Plan Solicitation Documents at http://www.srbp.com/biovest/biovest.htm (see, Doc. No. 193).

BB.        Commencing on April 26, 2013 and ending on May 6, 2013, the Debtor (through Broadridge), as directed by the Disclosure Statement Approval Order, served a copy of the Disclosure Statement Approval Order on (i) all registered equity security holders of Biovest and (ii) all banks, brokerage firms, and depository companies for subsequent distribution to beneficial holders of the Common Stock.  An affidavit of mailing executed by Broadridge has been filed with the Court regarding such service (see, Doc. No. 295). Paragraph 6 of the Disclosure Statement Approval Order stated (and disclosed to equity security holders of Biovest) that: (a) the Debtor was not required to serve the First Amended Plan, the First Amended Disclosure Statement or a ballot for accepting or rejecting the First Amended Plan on equity security holders of Biovest, (b) on the Effective Date, all Class 9 Equity Interests (i.e., all shares of Common Stock) would be deemed cancelled, annulled, extinguished and surrendered without any further action by any party and would be of no further force and effect, (c) equity security holders of Biovest would not be entitled to receive any distribution under the First Amended Plan and would retain no property or equity interest in Biovest under the First Amended Plan, (d) under applicable provisions of the Bankruptcy Code, equity security holders of Biovest would be deemed not to have accepted the First Amended Plan, (e) votes of equity security holders of Biovest with respect to acceptance or rejection of the First Amended Plan were not being solicited by the Debtor, (f) counsel for the Debtor would provide, without charge, copies of the First Amended Disclosure Statement and the First Amended Plan to any equity security holder of Biovest who made a written request for either the First Amended Plan or the First Amended Disclosure Statement, (g) upon entry of the Disclosure Statement Approval Order, Stichter, Riedel would post the First Amended Disclosure Statement, the First Amended Plan and the Disclosure Statement Approval Order on its website at www.srbp.com, and (h) the First Amended Disclosure Statement and the First Amended Plan were available for inspection at the office of the Clerk of this Court during the Clerk’s regular business hours.

CC.        On April 25, 2013, the Court entered its Order Approving Debtor’s Emergency Application for Authorization to Employ Ferghana Partners, Inc. as Investment Banker Nunc Pro Tunc to April 18, 2013 [Doc. No. 186] (the “Ferghana Employment Order”).  Pursuant to the Ferghana Employment Order, the Debtor was authorized to employ and retain Ferghana Partners, Inc. (“Ferghana”) as an investment banker to provide services in connection with a potential Sale Transaction or Plan Transaction as outlined in the Sale Motion and the Bidding Procedures.

DD.       On May 2, 2013, the Court entered its Agreed Pre-Trial Order for Confirmation Hearing [Doc. No. 218] (the “Pre-Trial Order”).  Pursuant to the Pre-Trial Order, the Court established procedures governing objections to Confirmation of the First Amended Plan and to final approval of the Sale Motion, including, among other things, as to witnesses, expert witnesses, expert rebuttal witnesses, trial exhibits, discovery and depositions.

EE.        On May 15, 2013, the Court entered its Order (I) Approving Bidding Procedures in Connection with the Sale of Substantially All of the Assets of the Debtor or the Rights Under the Debtor’s Amended Plan of Reorganization, (II) Establishing Procedures for the Assumption and/or Assignment by the Debtor of Certain Executory Contracts and Unexpired Leases, (III) Approving Initial Overbid Amount and Subsequent Overbid Amounts, (IV) Approving Form and Manner of Notice of the Sale and Bidding Procedures, and (V) Setting Objection Deadlines [Doc. No. 251] (the “Bidding Procedures Order”).  In the Bidding Procedures Order, the Court (i) established a deadline of May 24, 2013 for the filing of any and all objections to the Sale Motion, the Asset Purchase Agreement or the sale of the Acquired Assets (as defined in the Asset Purchase Agreement) to the Purchaser, (ii) established a deadline of 12:00 noon (Eastern Standard Time) on May 29, 2013 for the submission of any competing bids for a Transaction (the “Bid Deadline”), and (iii) scheduled a hearing for May 31, 2013, at 9:30 a.m., to consider final approval of the Sale Motion and the Asset Purchase Agreement (or any higher or better offers for the Acquired Assets or a Transaction) and to consider any timely filed objections thereto.

FF.        The Bidding Procedures Order also approved the bidding procedures in the form attached as Exhibit A to the Bidding Procedures Order (the “Bidding Procedures”) for the submission and consideration of any written competing bid by any competing bidder for a Transaction.  The Bidding Procedures Order and the Bidding Procedures were served on (i) all parties to any Assumed Contracts (as defined in the Asset Purchase Agreement), (ii) all parties listed on the Local Rule 1007(d) Parties in Interest List for this case, and (iii) all creditors of the Debtor.  Certificates of service and affidavits of mailing have been filed by the Debtor with the Court regarding such service (see, Doc. Nos. 257 and 278).  In addition, a copy of the Bidding Procedures was provided by Ferghana to any potential party contacted with respect to the submission of (or interested in making) a bid for a Transaction, in order to achieve selection of the highest or best offer for a Sale Transaction or a Plan Transaction.  Finally, a copy of the Bidding Procedures was attached as an exhibit to the First Amended Plan.  No objections have been filed with the Court as to the Bidding Procedures and the Bidding Procedures Order is a Final Order.

GG.        On May 16, 2013, the Equity Holders Committee filed its Amended Application to Employ Eric Sharps, Ph.D. as Expert and Advisor to the Official Committee of Equity Security Holders Nunc Pro Tunc to May 7, 2013 [Doc. No. 255] (the “Sharps Application”).  Pursuant to the Sharps Application, the Equity Holders Committee sought authorization from the Court to employ Eric Sharps, Ph.D. (“Dr. Sharps”) as its expert witness and advisor in connection with Confirmation of the First Amended Plan.

HH.       On May 23, 2013, Accentia filed its Emergency Motion to Temporarily Allow Unsecured Claim Solely for Purposes of Accepting or Rejecting the Debtor’s First Amended Plan [Doc. No. 275] (the “Accentia Claim Estimation Motion”).  Pursuant to the Accentia Claim Estimation Motion, Accentia sought an order from the Court allowing its Class 8 Unsecured Claim in the amount of $4,545,000 solely for purposes of voting to accept or reject the First Amended Plan.  On May 28, 2013, the Creditors Committee filed its Response to the Accentia Claim Estimation Motion [Doc. No. 289], asserting that the Class 8 Unsecured Claim of Accentia (i) should not be allowed for any purposes, including voting on the First Amended Plan, and (ii) should be re-characterized as equity or a capital contribution, and, as a result thereof, the Accentia Claim Estimation Motion should be denied.

II.          At a hearing held by the Court on May 28, 2013, at 1:45 p.m., the Court allowed Accentia to file its Class 8 Ballot in the amount of $4,545,000, but deferred ruling until the Confirmation Hearing on whether Accentia’s Class 8 Ballot would be allowed for purposes of voting on the First Amended Plan.

JJ.         On May 28, 2013, Accentia, as plaintiff, filed with the Court a Verified Complaint for Declaratory Judgment of Ownership and Inventorship of Certain Patents, Intellectual Property Rights and Contract Rights against the Debtor, as defendant, Adversary Proceeding No: 8-13-ap-00458-KRM (the “Accentia Complaint”). In the Accentia Complaint, Accentia sought a ruling from the Court establishing Accentia’s alleged ownership interest in certain patents, intellectual property and/or contract rights of Biovest described in the Accentia Complaint.

KK.       On May 29, 2013, in accordance with the Disclosure Statement Approval Order, the Debtor filed with the Court its Chapter 11 Ballot Tabulation for First Amended Plan of Reorganization of Biovest International, Inc. [Doc. No. 299] (the “Ballot Tabulation”).  The Ballot Tabulation included all Ballots received by the Court on or before the May 28, 2013 deadline for Creditors to file Ballots voting for acceptance or rejection of the First Amended Plan.  The Ballot Tabulation was served by the Debtor on the U.S. Trustee and on all parties receiving pleadings in the Bankruptcy Case pursuant to the Court’s CM/ECF Transmission system, including counsel to the Senior Secured Lenders, counsel to the Committees, and counsel to Accentia.

LL.        On May 29, 2013, the Debtor filed with the Court its Motion for Extension of Time to File Confirmation Affidavits [Doc. No. 302] (the “Motion for Extension”).  Pursuant to the Motion for Extension, the Debtor requested an approximately one (1) day extension of the May 29, 2013 deadline to file its affidavits in support of Confirmation of the First Amended Plan.  On May 30, 2013, the Court entered its Order Granting Debtor’s Motion for Extension of Time to File Confirmation Affidavits [Doc. No. 318], which extended the deadline for the Debtor to file its affidavits in support of Confirmation of the First Amended Plan until 5:00 p.m. on May 30, 2013.

MM.     On May 30, 2013, the Debtor filed with the Court (i) the Affidavit of Brian Bottjer in Support of Confirmation of First Amended Plan [Doc. No. 304] (the “Bottjer Affidavit”), (ii) the Debtor’s Confirmation Affidavit and Memorandum in Support of Confirmation executed by Samuel S. Duffey, in his capacity as the President of the Debtor [Doc. No. 313] (the “Duffey Affidavit”), (iii) the Statement and Declaration of Carlos F. Santos, Ph.D. in Support of Confirmation of First Amended Plan and Sale Motion [Doc. No. 316] (the “Santos Affidavit”), and (iv) the Statement and Declaration of Matthew David of Ferghana Partners, Inc. in Support of Confirmation of First Amended Plan and Sale Motion [Doc. No. 317] (the “David Affidavit” and together with the Bottjer Affidavit, the Duffey Affidavit and the Santos Affidavit, collectively, the “Confirmation Affidavits”).  The Confirmation Affidavits were served by the Debtor on the U.S. Trustee and on all parties receiving pleadings in the Bankruptcy Case pursuant to the Court’s CM/ECF Transmission system, including counsel to the Senior Secured Lenders, counsel to the Committees, and counsel to Accentia.

NN.       On May 30, 2013, the Debtor filed with the Court its Motion for Confirmation of First Amended Plan of Reorganization of Biovest International, Inc. Under 11 U.S.C. § 1129(b) [Doc. No. 307] (the “Cramdown Motion”).  In the Cramdown Motion, the Debtor requested that the First Amended Plan be confirmed under Section 1129(b) of the Bankruptcy Code, notwithstanding the fact that (i) Class 8 was a non-accepting Impaired Class (due to the Ballot cast by Accentia rejecting the First Amended Plan) and (ii) the Holders of Class 9 Equity Interests were not entitled to vote on the First Amended Plan and were thus deemed to have rejected the First Amended Plan.  In the Cramdown Motion, the Debtor argued that the First Amended Plan was fair and equitable and did not discriminate unfairly with respect to Classes 8 and 9 because, among other things, the Holder of any Claim or Equity Interest that was junior to the Class 8 Claims and the Class 9 Equity Interests would not receive or retain any property under the First Amended Plan on account of such junior Claim or Equity Interest. The Cramdown Motion was served on (i) all parties listed on the Local Rule 1007(d) Parties in Interest List for this case, and (ii) all creditors of the Debtor. A certificate of service and an affidavit of mailing have been filed by the Debtor with the Court regarding such service (see, Doc. No. 327).

OO.       On May 30, 2013, the Debtor filed with the Court its Motion to Exclude the Reports and Testimony of Eric Sharps, Ph.D. [Doc. No. 319] (as supplemented by Doc. No. 322, the “Daubert Motion”), pursuant to which the Debtor requested that, for the reasons stated in the Daubert Motion, the Court enter an order excluding the reports and anticipated testimony of Dr. Sharps (the expert witness and advisor to the Equity Holders Committee) at the Confirmation Hearing.

PP.        On May 31, 2013, Accentia filed its Affidavit of Garrison Hasara in Support of Accentia Biopharmaceuticals, Inc.’s Emergency Motion to Temporarily Allow Unsecured Claim Solely for Purposes of Accepting or Rejecting the Debtor’s First Amended Plan [Doc. No. 325] (the “Hasara Affidavit”).

QQ.       The Court held hearings on May 31, 2013, at 8:30 a.m., and June 10, 2013, at 8:30 a.m. (collectively, the “Confirmation Hearing”), to consider Confirmation of the First Amended Plan in accordance with 11 U.S.C. § 1129.  At the start of the Confirmation Hearing, counsel for the Debtor advised the Court that (i) the First Amended Plan had been accepted by all Impaired Classes entitled to vote on the First Amended Plan, with the exception of Class 8 (due to the Ballot cast by Accentia rejecting the First Amended Plan), and (b) the Debtor believed the First Amended Plan complied in all respects with Section 1129 of the Bankruptcy Code.

RR.        At the hearing held on May 31, 2013, in support of Confirmation of the First Amended Plan, the Debtor presented the testimony of Samuel S. Duffey, the Chief Executive Officer and President of the Debtor, and of Dr. Matthew David of Ferghana regarding, among other things, the good faith of the Debtor in proposing the First Amended Plan, the satisfaction of the requirements for Confirmation of the First Amended Plan under Section 1129 of the Bankruptcy Code, the marketing of a Transaction during the course of this Chapter 11 case, the fact that no competing bid for a Transaction was received by the Bid Deadline, and the unsuccessful prepetition efforts by Biovest and Ferghana to consummate several types of transactions that would provide much-needed financing or value to Biovest. All parties present at the May 31, 2013 hearing were given the opportunity to cross-examine both Mr. Duffey and Dr. David.  In addition, at the May 31, 2013 hearing, the Debtor proffered the representations in all of the Confirmation Affidavits in support of Confirmation of the First Amended Plan.  The Court hereby accepts the testimony of both Mr. Duffey and Dr. David and the representations in all of the Confirmation Affidavits and finds that such testimony and representations support Confirmation of the Modified Plan under Sections 1129(a) and (b) of the Bankruptcy Code.

SS.        At the hearing held on May 31, 2013, the Equity Holders Committee presented the testimony of Dr. Sharps, after which the Debtor was provided the opportunity to cross-examine Dr. Sharps as to his qualifications as an expert. For the reasons stated orally and recorded in open court at the May 31, 2013 hearing, which shall constitute the decision of the Court, the Court granted the Daubert Motion and excluded the testimony of Dr. Sharps from the record. The Court will enter a separate order granting the Daubert Motion.

TT.        At the hearing held on May 31, 2013, the Equity Holders Committee also presented the testimony of Mr. Douglas Wolfe of ASM Capital, the Chairperson of the Equity Holders Committee, and Mr. Michael Hill, a member of the Equity Holders Committee. All parties present at the May 31, 2013 hearing were given the opportunity to cross-examine both Mr. Wolfe and Mr. Hill.

UU.       At the hearing held on May 31, 2013, the Court heard the direct testimony of Garrison Hasara, the Acting Chief Executive Officer of Accentia, in support of the Accentia Claim Estimation Motion and the Hasara Affidavit.  At the hearing held on June 10, 2013, the Creditors Committee and the Senior Secured Lenders were provided the opportunity to cross-examine Mr. Hasara.  For the reasons stated orally and recorded in open court at the June 10, 2013 hearing, which shall constitute the decision of the Court, the Court denied the Accentia Claim Estimation Motion and struck the Class 8 Ballot filed by Accentia rejecting the First Amended Plan.  The Court will enter a separate order denying the Accentia Claim Estimation Motion.

VV.        At the hearing held on June 10, 2013, counsel to the Debtor announced on the record certain modifications to the First Amended Plan, as follows (collectively, the “Plan Modifications”): (i) the Effective Date of the Modified Plan would not occur until the Accentia Complaint is dismissed with prejudice by an order of the Court or voluntarily dismissed by Accentia (provided, however, that the Senior Secured Lenders would be entitled, in their sole discretion, to waive this condition and, in such event, the vesting of all Property of the Estate in Reorganized Biovest pursuant to Article 8.4 of the Modified Plan would be subject to the Accentia Disputed Ownership Claims (as defined below); and provided further, however, that upon the dismissal of the Accentia Complaint, with prejudice, by an order of the Court or the voluntary dismissal by Accentia of the Accentia Complaint, the vesting of all Property of the Estate in Reorganized Biovest pursuant to Article 8.4 of the Modified Plan would be free and clear of the Accentia Disputed Ownership Claims); (ii) the term Exculpated Parties as defined in Article 11.2 of the First Amended Plan would include the members of the Equity Holders Committee; (iii) the term Released Parties as defined in Article 11.3 of the First Amended Plan would include the members of the Equity Holders Committee; (iv) each holder of an Allowed Unsecured Claim against the Debtor (excluding any Allowed Unsecured Claim of Accentia) would have the right to receive its pro rata share (based on a fraction, the numerator of which shall be the amount of such holder’s Allowed Unsecured Claim and the denominator of which shall be the sum of all Allowed Unsecured Claims, excluding any Allowed Unsecured Claim of Accentia) of seven million shares of the Reorganized Biovest Common Stock (collectively, the “Unsecured Creditors Shares”); (v) as to any Allowed Unsecured Claim of Accentia, Accentia would have the right to receive one share of Reorganized Biovest Common Stock for every dollar of its Allowed Unsecured Claim (collectively, the “Accentia Shares”); (vi) after taking into account the Unsecured Creditors Shares and the Accentia Shares, the Senior Secured Lenders (or their designees) would have the right to receive the remaining balance of any unissued shares of the Reorganized Biovest Common Stock based on the issuance, as of the Effective Date, of a total of one hundred million shares of Reorganized Biovest Common Stock (the “Lenders Shares” and together with the Unsecured Creditors Shares and the Accentia Shares, the “Closing Shares”); (vii) following the Effective Date, the Closing Shares (and any shares of Reorganized Biovest Common Stock issuable pursuant to the New Stock Options) issued under the Modified Plan may not be sold, transferred, assigned, disposed of or otherwise traded by any recipient thereof until such time as determined by any underwriter or investment banking firm engaged by Reorganized Biovest with respect to a public offering or other capital or equity raise; (viii) the Creditors Committee would have input into discussions between Reorganized Biovest and such underwriter or investment banking firm as to the timing for any trading in the shares of Reorganized Biovest Common Stock by the Holders of Allowed Class 8 Claims, but the Creditors Committee shall not be involved in any decisions with respect thereto (which shall be in the sole discretion of Reorganized Biovest; and (ix) all stock certificates evidencing shares of Reorganized Biovest Common Stock issued under the Modified Plan shall contain a legend thereon setting forth the provisions in subparagraph (vii) above, and the transfer agent for the Reorganized Biovest Common Stock shall be instructed to comply with such provisions with respect to any proposed transfer of shares of Reorganized Biovest Common Stock.

WW.     At the hearing held on June 10, 2013, the Debtor advised the Court that, in its opinion, the Plan Modifications, including those set forth in subparagraphs (vii), (viii) and (ix) of the immediately preceding paragraph of this Confirmation Order (collectively, the “Stock Restriction Provisions”), did not adversely affect the treatment of any Classes of Creditors as set forth in the First Amended Plan. At the June 10, 2013 hearing, at the suggestion of the Debtor, the Court required the Debtor to (i) file with the Court a first modification to the First Amended Plan setting forth the Stock Restriction Provisions (the “First Modification”), (ii) serve the First Modification on (a) all parties listed on the Local Rule 1007(d) Parties in Interest List for this case, and (b) all creditors of the Debtor, and (iii) provide notice in the First Modification that the First Modification would be approved without further notice or hearing unless a party in interest filed an objection to the First Modification within fourteen (14) days from the date the First Modification is entered on the Docket (the “Plan Modification Objection Deadline”).

XX.        Objections to Confirmation of the First Amended Plan were timely filed with the Court by the following parties (collectively, the “Objecting Parties”):

(a)	Accentia [Doc. No. 283] (the “Accentia Objection”);

(b)	the Creditors Committee [Doc. No. 285] (the “Creditors Committee Objection”);

(c)           the Equity Holders Committee [Doc. No. 286] (the “Equity Holders Committee Objection”); and

(d)           the U.S. Trustee [Doc. No. 292] (the “UST Objection”).

YY.        With respect to the Accentia Objection, Accentia objected to Confirmation of the First Amended Plan to the extent that the Debtor seeks to sell, transfer, or convey, or to the extent that the First Amended Plan would divest Accentia of, ownership of any patents, intellectual property and/or contract rights which are the subject of the Accentia Complaint (the “Accentia Disputed Ownership Claims”) prior to this Court making a ruling on the Accentia Complaint. At the June 10, 2013 hearing, the parties agreed that the Effective Date of the Modified Plan would not occur until the Accentia Complaint is dismissed with prejudice by an order of the Court or voluntarily dismissed by Accentia; provided, however, that the Senior Secured Lenders would be entitled, in their sole discretion, to waive this condition and, in such event, the vesting of all Property of the Estate in Reorganized Biovest pursuant to Article 8.4 of the Modified Plan would be subject to the Accentia Disputed Ownership Claims; and provided further, however, that upon the dismissal of the Accentia Complaint, with prejudice, by an order of the Court or the voluntary dismissal by Accentia of the Accentia Complaint, the vesting of all Property of the Estate in Reorganized Biovest pursuant to Article 8.4 of the Modified Plan would be free and clear of the Accentia Disputed Ownership Claims. In addition, at the June 10, 2013 hearing, Accentia requested (without objection) that the Court retain exclusive jurisdiction over the Accentia Complaint.

ZZ.        At the June 10, 2013 hearing, counsel to the Creditors Committee announced on the record that, based on certain of the Plan Modifications and other agreements reached with the Debtor and the Senior Secured Lenders, the Creditors Committee was withdrawing the Creditors Committee Objection.

AAA.   With respect to the Equity Holders Committee Objection, the Equity Holders Committee objected to Confirmation of the First Amended Plan on the grounds that (i) the First Amended Plan violated Sections 1129(a)(3) and 1129(a)(7) of the Bankruptcy Code in that the First Amended Plan was not proposed in good faith and was not in the best interests of Creditors of the Debtor, (ii) even if the Court were to find that the Debtor has satisfied all of the requirements of Section 1129(a) of the Bankruptcy Code, other than Section 1129(a)(8), the Debtor could not cram down the First Amended Plan on the Class 9 Equity Interests under Section 1129(b) of the Bankruptcy Code because the First Amended Plan was not fair and equitable to the Holders of the Class 9 Equity Interests, (iii) the third party releases under the First Amended Plan were not permissible, and any claims that the equity holders of the Debtor might have against the Debtor’s officers and directors and any ability of the equity holders of the Debtor to recover against the D & O Policy should not be released as part of the First Amended Plan, and (iv) the First Amended Plan could not cap the fees of the Professionals to the Equity Holders Committee. At the June 10, 2013 hearing, for the reasons stated orally and recorded in open court, which shall constitute the decision of the Court, the Court overruled the Equity Holders Committee Objection in all respects.

BBB.     With respect to the UST Objection, the Court finds that, based on the evidence presented, the arguments of counsel, and the facts of the Bankruptcy Case, and for the reasons stated orally and recorded in open court at the June 10, 2013 hearing, which shall constitute the decision of the Court, the exculpation from liability and release provisions contained in Article 11.2 and Article 11.3, respectively, of the First Amended Plan are justified and necessary and shall remain in and be part of the Modified Plan. Based on the foregoing, the Court overruled the UST Objection in all respects.

CCC.      The First Amended Plan classifies Claims and Equity Interests into eleven (11) separate Classes.  Classes 1, 4, 5, 6 and 7 are treated as Unimpaired under the First Amended Plan.  Since the Claims included in Classes 1, 4, 5, 6 and 7 are not Impaired by the First Amended Plan, the Holders thereof are conclusively presumed to have accepted the First Amended Plan and, thus, are not entitled to vote on the First Amended Plan pursuant to Section 1126(f) of the Bankruptcy Code.

DDD.     The following Classes of Claims are treated as Impaired under the First Amended Plan and are entitled to vote on the First Amended Plan:

a.	Class 2: Secured Claims and Other Claims of Corps Real

b.	Class 3: Secured Claims and Other Claims of LV and the Laurus/Valens Entities

c.	Class 8: Unsecured Claims (Unsecured Claims Not Otherwise Classified)

EEE.       Classes 9, 10 and 11 will not receive or retain any Property or equity interest under the First Amended Plan and, therefore, Classes 9, 10 and 11 are deemed not to have accepted the First Amended Plan pursuant to Section 1126(g) of the Bankruptcy Code and are not entitled to vote on the First Amended Plan.

FFF.       The only Classes entitled to vote on the First Amended Plan are Classes 2, 3 and 8.  The Court finds that, based upon the tabulation of Ballots as set forth in the Ballot Tabulation and the Court’s denial of the Accentia Claim Estimation Motion as described above in this Confirmation Order, the Creditors in Classes 2, 3 and 8 have accepted the First Amended Plan in the requisite number and amount required under Section 1126(c) of the Bankruptcy Code.

GGG.      The Court expressly finds that neither the First Amended Plan, as modified at the Confirmation Hearing and as modified by the First Modification, nor this Confirmation Order adversely affects or changes the treatment of the Claim of any Creditor of the Debtor who has not accepted in writing the First Amended Plan as so modified.  Without limiting the foregoing, the Court specifically finds that the treatment of the Class 2 Claims, the Class 3 Claims and the Class 8 Claims has not been adversely or materially altered by the Plan Modifications.  Accordingly, in accordance with Section 1127(d) of the Bankruptcy Code, the Modified Plan shall be and is hereby deemed accepted by all Creditors of the Debtor who have previously accepted the First Amended Plan and who do not file an objection to the First Modification by the Plan Modification Objection Deadline.  No further solicitation or re-solicitation of acceptances of the Modified Plan is required under the circumstances except as described above in this Confirmation Order with respect to the First Modification.  The Court expressly finds that the Debtor has complied with each of the requirements of Sections 1127(a) and 1127(c) of the Bankruptcy Code with respect to the Modified Plan.

HHH.     At the Confirmation Hearing, counsel for the Debtor advised the Court and all parties of the principal features of the Modified Plan, including (i) the means for implementing the treatment of and Distributions to Creditors and Holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims and Allowed Priority Claims, (ii) that the offer and issuance of the Plan Shares under the Modified Plan would be in exchange for Claims under the Modified Plan, thus satisfying the requirements of Section 1145(a) of the Bankruptcy Code and making such transactions exempt from registration under federal and state securities laws, (iii) the feasibility of the Modified Plan as a result of the financing to be provided under the DIP Credit Agreement after the Effective Date, (iv) the absence of any meaningful alternative to the transactions contemplated by the Modified Plan, and (v) the likely effect of liquidation under Chapter 7 of the Bankruptcy Code upon Creditors of the Debtor and other interested parties.  The Court finds that these statements and proffers were made in open Court and no party objected to these statements or proffers or the underlying facts, notwithstanding ample opportunity to do so.  The Court further finds that the statements, proffers and comments of counsel for the Debtor in support of the Modified Plan were unchallenged and unrebutted, were not subject to objection, and should be accepted.  The statements, proffers and comments of counsel for the Debtor were consistent with the entire record of the Bankruptcy Case, over which this Court has presided from the outset.

III.          At the hearing held on June 10, 2013, for the reasons stated orally and recorded in open court, which shall constitute the decision of the Court, the Court granted the Cramdown Motion.  The Court will enter a separate order granting the Cramdown Motion.

JJJ.         At the hearing held on June 10, 2013, the Court ruled on the following pleadings: (i) the Debtor’s Objection and Counter-Designation to Deposition Transcript Designation [Doc. No. 264], (ii) the Equity Committee’s Objection to Debtor’s Trial Exhibits [Doc. No. 303], (iii) the Debtor’s Objection to Exhibits of Official Committee of Equity Security Holders [Doc. No. 306], and (iv) the Equity Committee’s Motion to Strike Statement and Declaration of Matthew David of Ferghana Partners, Inc. in Support of Confirmation of First Amended Plan and Sale Motion [Doc. No. 321].  The Court will enter a separate order setting forth the rulings on such pleadings.

KKK.     The Court finds that, based upon the entire record:

a.
The Modified Plan has been proposed in good faith by the Debtor.  The Court also finds that there is no persuasive proof that the filing of this case and the deadlines that have arisen in this case were contrived for the purpose of squeezing out the Holders of Class 9 Equity Interests.

b.	There is no other financing available to the Debtor except for the financing provided pursuant to the DIP Credit Agreement.

c.
The Debtor has presented clear and convincing evidence to the Court that the value of Biovest is not above the total amount of the Corps Real Prepetition Claims, the Laurus/Valens Prepetition Claims and the DIP Loan Claims.  In addition, the Court finds that Biovest is a public company whose primary product is well-described and whose financial structure is well-established in publicly filed documents over the last several years, and the efforts to market and sell Biovest during this case was not a thirty day process. Furthermore, valuing Biovest based on it one day having a blockbuster drug approved is pure speculation at this point and not a basis for applying a test so as to deny Confirmation of the First Amended Plan.

d.
Based upon the financing available under the DIP Credit Agreement, Reorganized Biovest will have sufficient funds as of the expected Effective Date or Determination Date, as the case may be, to pay in full the expected payments required under the Modified Plan to the Holders of Allowed Administrative Expense Claims (including Allowed Administrative Expense Claims of Professionals), Allowed Priority Claims in Class 1, and Allowed Secured Tax Claims in Class 6. No reserve for Disallowed Claims is provided or is required by law or by the Modified Plan.

e.	The Modified Plan is fair and equitable.

f.	The Distribution to Unsecured Creditors under the Modified Plan will be higher than if the Debtor’s Chapter 11 case was converted to a case under Chapter 7 of the Bankruptcy Code.

g.	The elimination and cancellation of the Class 9 Equity Interests under the Modified Plan does not violate the absolute priority rule.

h.
The Modified Plan is feasible, and the Confirmation and consummation of the Modified Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtor or Reorganized Biovest under the Bankruptcy Code.

LLL.       The Court finds that the Modified Plan and this Confirmation Order, including without limitation the discharge, exculpation from liability, release, general injunction and other related provisions of Article 11 of the Modified Plan, are fair, equitable, reasonable and proper, are in the best interests of the Debtor’s Estate, and are binding upon all Creditors and Holders of Equity Interests, whether or not the Claim or Equity Interest of any such Creditor or Holder is Impaired under the Modified Plan and whether or not such Creditor of Holder has accepted the Modified Plan or was entitled to vote on the First Amended Plan.

MMM.  The Court finds that the Plan Shares issuable by Reorganized Biovest under the Modified Plan in exchange for the recipient’s Claims against the Debtor shall be exempt from the requirements of Section 5 of the Securities Act and state and local securities laws and requirements by virtue of Section 1145 of the Bankruptcy Code and shall not have any restrictions on transfer or any legend restricting the sale or resale thereof under federal securities law.  The Plan Shares may be transferred or resold by the holders thereof without registration or restriction; provided that the transfer or resale of the Plan Shares by any recipient thereof (i) shall be subject to the Stock Restriction Provisions, and (ii) would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter.

NNN.      On the Effective Date, all of the Class 9 Equity Interests shall be deemed cancelled, annulled, extinguished and surrendered without any further action by any party and shall be of no further force and effect.  The Holders of the Class 9 Equity Interests shall not be entitled to receive any distribution under the Modified Plan and shall not receive or retain any Property or equity interest under the Modified Plan on account of the Class 9 Equity Interests. Accordingly, Reorganized Biovest will not make any distribution or establish any reserve under the Modified Plan for the Class 9 Equity Interests.

OOO.      On the Effective Date, all of the Class 10 Existing Biovest Stock Options shall be deemed cancelled, annulled, extinguished and surrendered without any further action by any party and shall be of no further force and effect.  The Holders of the Class 10 Existing Biovest Stock Options shall not be entitled to receive any distribution under the Modified Plan and shall not receive or retain any Property or equity interest under the Modified Plan on account of the Class 10 Existing Biovest Stock Options. Accordingly, Reorganized Biovest will not make any distribution or establish any reserve under the Modified Plan for the Class 10 Existing Biovest Stock Options.

PPP.        On the Effective Date, all of the Class 11 Existing Biovest Stock Warrants shall be deemed cancelled, annulled, extinguished and surrendered without any further action by any party and shall be of no further force and effect.  The Holders of the Class 11 Existing Biovest Stock Warrants shall not be entitled to receive any distribution under the Modified Plan and shall not receive or retain any Property or equity interest under the Modified Plan on account of the Class 11 Existing Biovest Stock Warrants. Accordingly, Reorganized Biovest will not make any distribution or establish any reserve under the Modified Plan for the Class 11 Existing Biovest Stock Warrants.

QQQ.     With respect to the requirements of 11 U.S.C. § 1129(a) as applicable to the Modified Plan, the Court finds as follows:

a.
Copies of the Plan Solicitation Documents were timely mailed to all Creditors of the Debtor as shown on the Court’s master mailing matrix for the Debtor’s Chapter 11 case and to other parties in interest, including all parties set forth on the Local Rule 1007(d) Parties in Interest List for this case, in accordance with the Disclosure Statement Approval Order.  In addition, a copy of the Disclosure Statement Approval Order was timely mailed to all Holders of Class 9 Equity Interests of the Debtor in accordance with the Disclosure Statement Approval Order.  The Court hereby expressly finds that (i) timely and proper notice of the Confirmation Hearing and the time fixed for filing objections to, and Ballots on, the First Amended Plan was given to all Creditors and Holders of Class 9 Equity Interests of the Debtor and all parties in interest, (ii) such notice was adequate and sufficient to notify all Creditors and Holders of Class 9 Equity Interests of the Debtor and all parties in interest of the Confirmation Hearing and the objection and voting deadlines as to the First Amended Plan, and (iii) such notice complied in all respects with the procedural orders of the Court, the Bankruptcy Code, the Bankruptcy Rules, including without limitation Bankruptcy Rules 2002, 3018, 3019, and 9006, and the Local Rules, and otherwise satisfied the requirements of due process.  No other or further notice is required.

b.	The Modified Plan complies with each of the applicable provisions of Title 11 of the United States Code, including without limitation the provisions of Sections 1122 and 1123 of the Bankruptcy Code.

c.
As required by Section 1129(a)(2) of the Bankruptcy Code, the Debtor, as the proponent of the Modified Plan, has complied with the applicable provisions of Title 11 of the United States Code.  Without limiting the generality of the foregoing and by way of example, the Debtor has complied with the disclosure and solicitation requirements of Sections 1125 and 1126 of the Bankruptcy Code.  Further, the Court expressly finds that the First Amended Disclosure Statement and the Modified Plan contain adequate information for purposes of Section 1125 of the Bankruptcy Code, and that no further disclosure is required by the Debtor in connection with the Modified Plan.

d.	The Modified Plan has been proposed in good faith by the Debtor. The Modified Plan has not been proposed by any means forbidden by law.

e.
The provisions regarding discharge, exculpation from liability, release, general injunction and related provisions set forth in Article 11 of the Modified Plan are proposed in good faith, are equitable and are supported by valid consideration.

f.
Any payment made or to be made by the Debtor, in its capacity as debtor or as proponent of the Modified Plan, or by any person issuing securities or acquiring property under the Modified Plan, for services or for costs and expenses in or in connection with the Bankruptcy Case, or in connection with the Modified Plan and incident to the Bankruptcy Case, has been approved by, or is subject to the approval of, the Court as reasonable.

g.
The identity and affiliations of all individuals who are to serve, after Confirmation of the Modified Plan, as directors or officers of Reorganized Biovest have been fully disclosed, and the appointment of such individuals to such offices, or their continuance therein, is equitable and is consistent with the interests of the Creditors and Holders of Equity Interests and with public policy.

h.	The identity of, and the nature of any compensation for, any insiders that will be employed or retained by Reorganized Biovest have been fully disclosed.

i.	No governmental regulatory commission now has, or will have after Confirmation of the Modified Plan, jurisdiction over any rates of the Debtor or Reorganized Biovest.

j.
With respect to each Impaired Class of Claims or Equity Interests, each Holder of a Claim or Equity Interest of such Class (i) has accepted the Modified Plan or (ii) will receive or retain under the Modified Plan on account of such Claim or Equity Interest property of a value, as of the Effective Date of the Modified Plan, that is not less than the amount that such Holder would so receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code on such date.

k.
With respect to each Class of Claims or Equity Interests, (i) such Class has accepted the Modified Plan (except for Class 9, as to which the Court has granted the Cramdown Motion), or (ii) such Class is not Impaired under the Modified Plan.

l.	The Modified Plan meets the requirements of Section 1129(a)(9) of the Bankruptcy Code.

m.	All Impaired Classes of Claims have accepted the Modified Plan, determined without including any acceptance of the Modified Plan by any insider holding a Claim of such Class.

n.
The Modified Plan meets the requirements of Section 1129(a)(11) of the Bankruptcy Code as described above in this Confirmation Order.  Confirmation of the Modified Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtor, Reorganized Biovest or any successor thereto under the Modified Plan.  The Debtor has demonstrated the likelihood that Reorganized Biovest will be able to meet its financial and other obligations under the Modified Plan.  The Modified Plan is feasible.

o.
All fees payable under 28 U.S.C. § 1930 through the date of entry of this Confirmation Order have been paid by the Debtor or shall be paid as set forth below in this Confirmation Order.  All fees payable under 28 U.S.C. § 1930 for the periods following Confirmation of the Modified Plan shall be paid as set forth below in this Confirmation Order.

p.	The Debtor has no “retiree benefits” (as such term is defined in Section 1114 of the Bankruptcy Code) payable pursuant to 11 U.S.C. § 1114.

Therefore, with respect to Confirmation of the Modified Plan, the Debtor has established by clear and convincing evidence that all requirements of 11 U.S.C. §§ 1129(a) and (b) have been met.

The Court having made the above findings, it is, accordingly,

ORDERED:

1.           The findings of fact and conclusions of law set forth herein, which constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, are ratified and adopted as findings of this Court and are incorporated herein.

2.           To the extent any of the findings of fact set forth above are deemed to be conclusions of law, such findings of fact are hereby adopted as conclusions of law.  To the extent any of the following conclusions of law are deemed to be findings of fact, such conclusions of law are hereby adopted as findings of fact.

3.           The Modified Plan is confirmed in all respects.

4.           The Cramdown Motion is granted and the Court will enter a separate order to that effect.

5.           The Debtor has complied in all respects with the provisions of Section 1127 of the Bankruptcy Code and the applicable Bankruptcy Rules with respect to the Plan Modifications.

6.           The Effective Date of the Modified Plan shall be the first Business Day on which all of the conditions precedent to the occurrence of the Effective Date contained in Article 10.2 of the Modified Plan have been satisfied or waived as provided therein. Promptly following the satisfaction, or the waiver by the Debtor, Corps Real and the Laurus/Valens Entities, of all of the conditions set forth in Article 10.2 of the Modified Plan, the Debtor shall file a notice (the “Effective Date Notice”) with the Court designating the Effective Date.  The Effective Date Notice shall also state that, upon the occurrence of the Effective Date, the Court’s order approving the sale of the Debtor’s assets to the Purchaser shall be of no further force and effect and the Asset Purchase Agreement will be deemed terminated. The Debtor shall serve the Effective Date Notice on all of the Notice Parties.

7.           The Accentia Objection, having been resolved at the Confirmation Hearing as described above in this Confirmation Order, is hereby overruled in all respects.

8.           The Creditors Committee Objection, having been withdrawn by the Creditors Committee at the Confirmation Hearing, is hereby overruled in all respects.

9.           The Equity Holders Committee Objection is overruled in all respects for the reasons announced on the record at the Confirmation Hearing.

10.         The UST Objection is overruled in all respects for the reasons announced on the record at the Confirmation Hearing.

11.         The Debtor and Reorganized Biovest, and their respective directors, officers and agents, are authorized and directed to take all such steps as may be necessary to effectuate and implement the Modified Plan and this Confirmation Order, including, without limitation, the execution and delivery of all instruments of transfer, agreements and other documents, including, but not limited to, the Plan Documents, and any amendments, supplements or modifications to any of the foregoing, as may be appropriate or necessary to consummate the transactions contemplated by the Modified Plan and this Confirmation Order.

12.         At or prior to the Effective Date, each of the chief executive officer, president, chief financial officer, or secretary of the Debtor (and, on and after the Effective Date, each of the chief executive officer, president, chief financial officer, or secretary of Reorganized Biovest) shall be authorized to execute, deliver, file, or record such contracts, instruments, releases, mortgages, and other agreements or documents, including those required by the Modified Plan or any Plan Documents, and take such actions as may be necessary or appropriate, to effectuate and further evidence the terms and conditions of the Modified Plan or any Plan Document or to otherwise comply with applicable law.

13.         On the Effective Date, and except as otherwise expressly provided in the Modified Plan or this Confirmation Order, all Property of the Estate (including the Causes of Action, the D & O Policy, and any net operating losses) shall vest in Reorganized Biovest free and clear of any and all Liens, Debts, obligations, Claims, Cure Claims, Liabilities, Equity Interests, and all other interests of every kind and nature.

14.         All matters provided for under the Modified Planinvolving the corporate structure of the Debtor or Reorganized Biovest, or any corporate action to be taken by or required of the Debtor or Reorganized Biovest, including all action taken or required to be taken to approve the Reorganized Biovest Charter and the Reorganized Biovest Bylaws or to approve the DIP Facility or the issuance of the Plan Shares, shall, as of the Effective Date, be deemed to have occurred and be effective as provided in the Modified Plan or in this Confirmation Order, and shall be authorized and approved in all respects without any requirement for further action by the stockholders or directors of the Debtor or Reorganized Biovest.

15.         Biovest will continue to exist after the Effective Date as a separate corporate entity, with all of the powers of a corporation under the Delaware General Corporation Law and pursuant to its certificate of incorporation and bylaws in effect prior to the Effective Date, except to the extent such certificate of incorporation and bylaws are amended or amended and restated as provided in the Modified Plan or in this Confirmation Order, without prejudice to any right to terminate such existence (whether by merger, dissolution or otherwise) under applicable law after the Effective Date.

16.         Onthe Effective Date, all of the Class 9 Equity Interests shall be deemed cancelled, annulled, extinguished and surrendered without any further action by any party and shall be of no further force and effect.

17.         Onthe Effective Date, all of the Class 10 Existing Biovest Stock Options shall be deemed cancelled, annulled, extinguished and surrendered without any further action by any party and shall be of no further force and effect.

18.         On the Effective Date, all of the Class 11 Existing Biovest Stock Warrants shall be deemed cancelled, annulled, extinguished and surrendered without any further action by any party and shall be of no further force and effect.

19.         Pursuant to the Modified Plan, on the Effective Date, the Causes of Action shall be vested in Reorganized Biovest, except to the extent a Creditor or other third party has been specifically released from any Cause of Action by the terms of the Modified Plan or by a Final Order of the Court.  Reorganized Biovest will have the right, in its sole and absolute discretion, to pursue, not pursue, settle, release or enforce any Causes of Action without seeking any approval from the Court except as provided in Article 8.14 of the Modified Plan.  Neither a vote to accept the First Amended Plan by any Creditor nor the entry of this Confirmation Order will act as a release, waiver, bar or estoppel of any Cause of Action against such Creditor or any other Person or Entity, unless such Creditor, Person or Entity is specifically identified by name as a released party in the Modified Plan, in this Confirmation Order, or in any other Final Order of the Court.  Confirmation of the Modified Plan and entry of this Confirmation Order is not intended to and shall not be deemed to have any res judicata or collateral estoppel or other preclusive effect that would preclude or prohibit prosecution of such Causes of Action following Confirmation of the Modified Plan.  Nothing in the Modified Plan or in this Confirmation Order operates as a release of any of the Causes of Action.

20.         The Causes of Action shall include, but not be limited to, those described in the First Amended Disclosure Statement and in Article 8.13 of the Modified Plan.  A Cause of Action shall not, under any circumstances, be waived as a result of the failure of the Debtor to describe such Cause of Action with specificity in the Modified Plan or in the First Amended Disclosure Statement; nor shall Reorganized Biovest, as a result of such failure, be estopped or precluded under any theory from pursuing such Cause of Action.

21.         The Committees shall continue in existence until the Effective Date.  Thereafter, the Committees shall be deemed dissolved and the members of the Committees shall be deemed discharged from all rights, duties and liabilities arising from, or related to, the Bankruptcy Case, and the Professionals for the Committees, if any, shall cease providing any services to the Committee or otherwise in connection with the Bankruptcy Case.

22.         The Independent Board Committee shall take such action as may be necessary to cause the certificate of incorporation of Biovest to be amended and restated (a) if applicable, to authorize a sufficient number of shares of Reorganized Biovest Common Stock necessary to meet (i) the requirements set forth in the Modified Plan as to the issuance of the Plan Shares, and (ii) the obligations of Reorganized Biovest under the New Stock Options, (b) to contain any provisions as may be required in order that such certificate of incorporation is consistent with the provisions of the Modified Plan, the DIP Credit Agreement, the Bankruptcy Code, and this Confirmation Order, and (c) to provide, pursuant to Section 1123(a)(6) of the Bankruptcy Code, for a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6). The bylaws of Biovest shall be amended and restated as necessary to satisfy the provisions of the Modified Plan and the DIP Credit Agreement.  The Reorganized Biovest Charter and the Reorganized Biovest Bylaws are hereby approved.  The Reorganized Biovest Charter and the Reorganized Biovest Bylaws shall be the charter and bylaws governing Reorganized Biovest on and after the Effective Date, subject to any right to amend the foregoing as permitted by applicable law as such right may be limited by the terms of the Reorganized Biovest Charter and the Reorganized Biovest Bylaws.

23.         In accordance with the DIP Loan Documents and the DIP Financing Orders, following the Effective Date, if Reorganized Biovest is unable to obtain funding from a capital raise, third party financing, or proceeds from a partnership/licensing agreement or otherwise, each of the Laurus/Valens Lenders will advance to Reorganized Biovest their respective share of any unadvanced amount of the DIP Facility up to the maximum amount of the DIP Facility subject to and in accordance with the DIP Financing Orders and the DIP Credit Agreement. If, following the Effective Date, the maximum amount of the DIP Facility has been advanced and new funding for Reorganized Biovest from a capital raise, third party financing, or proceeds from a partnership/licensing agreement or otherwise with respect to Reorganized Biovest’s products is not forthcoming or is delayed, Corps Real and the Laurus/Valens Entities agree that, if any additional funding is provided by them, at their option, to Reorganized Biovest, such additional funding will be provided on a pro rata basis, in accordance with their relative equity ownership in Reorganized Biovest, pari passu in priority and payment, and subject to further loan documentation with terms and provisions acceptable to Corps Real and the Laurus/Valens Entities.  Notwithstanding anything to the contrary contained in the DIP Credit Agreement or the DIP Financing Orders, on the Effective Date, without any further action by any party, (i) the Corps Real Prepetition Claims, the Laurus/Valens Prepetition Claims and the DIP Loan Claims shall be deemed fully paid, (ii) the Liens granted in favor of the Senior Secured Lenders under the DIP Credit Agreement and the DIP Financing Orders and the Liens securing the Corps Real Prepetition Claims and the Laurus/Valens Prepetition Claims shall be deemed released and terminated, and (iii) the representations and warranties of the Debtor contained in Article V of the DIP Credit Agreement, the covenants of the Debtor contained in Article VI of the DIP Credit Agreement, and the indemnification obligations of the Debtor contained in Section 9.6 of the DIP Credit Agreement shall be deemed deleted from the DIP Credit Agreement.

24.         The entry of this Confirmation Order shall be deemed to provide or waive any required authorizations, consents, permits, approvals, or licenses from, and all filings with, and all reports to, any Governmental Unit, whether federal, state, or local, and all agencies thereof, which are required for the execution, delivery and performance of the documents or obligations provided for under the Modified Plan or in this Confirmation Order; provided, however, that nothing contained in this paragraph shall (i) abrogate any filing or reporting requirements of Biovest under applicable securities laws, including the Securities Act or the Exchange Act, or (ii) apply to the SEC.

25.         As soon as reasonably practicable (as determined by Reorganized Biovest) after the Effective Date, Reorganized Biovest shall (i) make the Distributions required under the Modified Plan to Holders of Allowed Administrative Expense Claims (including Allowed Administrative Expense Claims of Professionals) and Allowed Claims in Classes 1 and 6; provided, however, that the Distributions as to Allowed Administrative Expense Claims of Professionals shall be made no more than ten (10) days after the Determination Date; and (ii) issue the Plan Shares to the Holders of Allowed Claims in Classes 2, 3, and 8 as required by the terms of the Modified Plan.  Thereafter, Reorganized Biovest shall make additional Distributions to Holders of Allowed Claims as and when required by the terms of the Modified Plan.

26.         Reorganized Biovest shall issue and distribute, in accordance with the provisions of the Modified Plan and this Confirmation Order, shares of Reorganized Biovest Common Stock to those Holders of Claims entitled to receive the Plan Shares under the Modified Plan.

27.         The provisions of Section 1145 of the Bankruptcy Code are applicable to the issuance and distribution of the Plan Shares in exchange for the recipient’s Claims against the Debtor.  The Plan Shares issuable by Reorganized Biovest under the Modified Plan in exchange for the recipient’s Claims against the Debtor shall be exempt from the requirements of Section 5 of the Securities Act and state and local securities laws and requirements by virtue of Section 1145 of the Bankruptcy Code and shall not have any restrictions on transfer or any legend restricting the sale or resale thereof under federal securities law.  The Plan Shares may be transferred or resold by the holders thereof without registration or restriction; provided that the transfer or resale of the Plan Shares by any recipient thereof (i) shall be subject to the Stock Restriction Provisions, and (ii) would not be exempted under Section 1145 of the Bankruptcy Code if such recipient is deemed to be an underwriter.

28.         Reorganized Biovest shall issue the New Stock Options as provided in Article 8.17 of the Modified Plan.

29.         Pursuant to Section 1146(a) of the Bankruptcy Code, the issuance, distribution, transfer or exchange of any Security (including the Reorganized Biovest Common Stock), or the making, delivery or recording of any instrument of transfer, pursuant to, in implementation of or as contemplated by the Modified Plan or any Plan Document, or the vesting, re-vesting, transfer or sale of any Property of, by or in the Debtor or its Estate or Reorganized Biovest pursuant to, in implementation of or as contemplated by the Modified Plan or any Plan Document, or any transaction arising out of, contemplated by or in any way related to the foregoing, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangible or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, or other similar tax or governmental assessment, and the appropriate state or local governmental officials or agents shall be, and hereby are, directed to forego the collection of any such tax or governmental assessment and to accept for filing and recording any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

30.         From and after the Effective Date, Reorganized Biovest shall have the exclusive authority to, and shall, file, settle, compromise, withdraw, or litigate to judgment all objections to Claims.  Except as to any late-filed Claims and Claims resulting from the rejection of executory contracts or unexpired leases, if any, all objections to Claims shall be filed with the Court by no later than sixty (60) days following the Effective Date (unless such period is extended by the Court upon motion of Reorganized Biovest). Objections to late-filed Claims and Claims resulting from the rejection of executory contracts or unexpired leases shall be filed on the later of (a) thirty (30) days following the Effective Date or (b) the date that is ten (10) days after Reorganized Biovest receives actual notice of the filing of any such Claim.

31.         Except as otherwise provided in the Modified Plan or in this Confirmation Order, the Debtors and its Estate and Reorganized Biovest shall be discharged on the Effective Date from any and all Claims, Cure Claims, Debts, Equity Interests, Liens, encumbrances, contract rights, rights of setoff, or Liabilities of any nature (whether contingent, fixed, liquidated, unliquidated, matured, unmatured or disputed) that arose from any acts or conduct of the Debtor occurring prior to the Effective Date.

32.         Except as otherwise expressly provided in the Modified Plan or in this Confirmation Order, as of the Effective Date, the provisions relating to discharge, exculpation from liability, release, injunctions, and stays set forth in Article 11 of the Modified Plan shall apply and be fully binding and are hereby incorporated by reference in their entirety in this Confirmation Order.  The Debtor has satisfied the disclosure requirements set forth in Bankruptcy Rule 3020(c)(1) as to such provisions. Nothing contained in the Modified Plan or in this Confirmation Order shall be construed to reduce or abridge any defenses of Professionals or other parties, including, without limitation, defenses of res judicata, collateral estoppel, judicial estoppel, immunity, or the application of the Barton doctrine.  The Court shall retain exclusive jurisdiction over any claims made or proceedings commenced against any Professionals representing the Debtor or the Committees in connection with this Chapter 11 case.  To the extent that this Court does not have jurisdiction, then the United States District Court for the Middle District of Florida shall have exclusive jurisdiction over any such claims or proceedings.

33.         All rights of Holders of Claims of all Classes under the Modified Plan, including, without limitation, the right to receive Distributions on account of such Claims, hereafter shall be limited solely to the right to receive such Distributions exclusively according to the Modified Plan, the provisions of which shall be binding on Holders of Claims to the fullest extent provided by Section 1141(a) of the Bankruptcy Code.  After the date hereof, the Holders of Claims shall have no further rights against the Debtor or its Estate or Reorganized Biovest except as expressly provided in the Modified Plan or in this Confirmation Order. After the date hereof, the Holders of Class 9 Equity Interests, Class 10 Existing Biovest Stock Options and Class 11 Existing Biovest Stock Warrants shall have no further rights against the Debtor or its Estate or Reorganized Biovest.

34.         The Modified Plan and its provisions shall be binding upon the Debtor, the Debtor’s Estate, all Creditors, and all Holders of Class 9 Equity Interests, Class 10 Existing Biovest Stock Options and Class 11 Existing Biovest Stock Warrants (whether or not the Claim or Equity Interest of any such Creditors or Holders is Impaired under the Modified Plan and whether or not such Creditors or Holders have accepted the Modified Plan or were entitled to vote on the First Amended Plan), all parties to any Assumed Contracts or Rejected Contracts, all other parties in interest, and the respective successors and assigns of each of the foregoing.

35.         Pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that currently exist between the Debtor and another Person or Entity and not listed on Exhibit D attached to the Modified Plan shall be deemed assumed by the Debtor as of the Effective Date.  Any executory contract or unexpired lease that exists between the Debtor and another Person or Entity and that is listed on Exhibit D attached to the Modified Plan shall be deemed rejected by the Debtor as of the Confirmation Date, unless there is pending before the Court on the Confirmation Date a motion to assume such executory contract or unexpired lease. Entry of this Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute (i) the approval, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the executory contracts and unexpired leases assumed pursuant to Article 7.1 of the Modified Plan, (ii) the approval, pursuant to Sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to Article 7.1 of the Modified Plan, and (iii) the extension of time, pursuant to Section 365(d)(4) of the Bankruptcy Code, within which the Debtor may assume, assume and assign, or reject any unexpired lease of nonresidential real property through the date of entry of an order approving the assumption, assumption and assignment, or rejection of such unexpired lease.  The assumption by the Debtor of an Assumed Contract shall be binding upon any and all parties to such Assumed Contract as a matter of law, and each such Assumed Contract shall be fully enforceable by Reorganized Biovest in accordance with its terms, except as modified by the provisions of the Modified Plan or an order of the Bankruptcy Court.

36.         Unless otherwise ordered by the Court, any Claim for damages arising by reason of the rejection of any executory contract or unexpired lease must be filed with the Court on or before the Bar Date for rejection damage Claims in respect of such rejected executory contract or unexpired lease or such Claim shall be forever barred and unenforceable against the Debtor or Reorganized Biovest.  With respect to the Rejected Contracts, the Bar Date for filing rejection damage and other Claims with the Court shall be thirty (30) days after the Confirmation Date.  The Modified Plan and any other order of the Court providing for the rejection of an executory contract or unexpired lease shall constitute adequate and sufficient notice to Persons or Entities which may assert a Claim for damages from the rejection of an executory contract or unexpired lease of the Bar Date for filing a Claim in connection therewith.

37.         All settlements, agreements and compromises provided for under the Modified Plan, and all transactions, documents, instruments, and agreements referred to therein, contemplated thereunder or executed and delivered therewith, and any amendments or modifications thereto in substantial conformity therewith, are hereby approved, and the Debtor and Reorganized Biovest and the other parties thereto are authorized and directed to enter into them and to perform thereunder according to their respective terms.

38.         Nothing in the Modified Plan or in this Confirmation Order shall excuse any party from complying with the federal securities laws in connection with the offer, issuance, sale, resale or distribution of any securities issued pursuant to the Modified Plan; provided, however, that nothing contained in this Confirmation Order is intended to, nor shall this Confirmation Order, supersede or alter, or be deemed to supersede or alter, any applicable provisions of the Bankruptcy Code relating to or governing securities issued pursuant to the Modified Plan.

39.         The Modified Plan is confirmed in its entirety.  The inclusion of language in this Confirmation Order referring to specific provisions of the Modified Plan or authorizing specific action by the Debtor or Reorganized Biovest shall not be construed to imply non-approval of other provisions of the Modified Plan or non-authorization of other actions.  The failure to reference or discuss any particular provision of the Modified Plan in this Confirmation Order shall have no effect on the validity, binding effect and enforceability of such provision and such provision shall have the same validity, binding effect and enforceability as every other provision of the Modified Plan.

40.         The Plan Modifications are approved in all respects.

41.         Except with respect to the Plan Modifications, to the extent of any inconsistency between the terms of the Modified Plan and this Confirmation Order, the terms of the Modified Plan shall govern.

42.         All unpaid fees and charges assessed against the Estate under Chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930, for any calendar quarter (or portion thereof) ending prior to the Effective Date shall be paid to the U.S. Trustee by Reorganized Biovest by no later than thirty (30) days following the Effective Date. Following the Effective Date, any fees required to be paid to the U.S. Trustee, pursuant to 28 U.S.C. §1930(a)(6), with respect to the Bankruptcy Case shall be paid by Reorganized Biovest, until the earlier of (i) the closing of the Bankruptcy Case by the issuance of a Final Decree by the Bankruptcy Court, or (ii) the entry of an order by the Bankruptcy Court dismissing the Bankruptcy Case or converting the Bankruptcy Case to another chapter under the Bankruptcy Code.  Any such payment to the U.S. Trustee shall be in the appropriate sum required pursuant to 28 U.S.C. §1930(a)(6) based upon the applicable disbursements for the relevant period and shall be made within the time period set forth in 28 U.S.C. §1930(a)(6).

43.         Notwithstanding the entry of this Confirmation Order and the occurrence of the Effective Date, until the Bankruptcy Case is closed, this Court shall retain the fullest and most extensive jurisdiction of the Bankruptcy Case that is permitted under applicable law, including that necessary to ensure that the purposes and intent of the Modified Plan are carried out.  Without limiting the generality of the foregoing, after Confirmation of the Modified Plan and until the Bankruptcy Case is closed, this Court shall retain jurisdiction of the Bankruptcy Case for each of the specific purposes set forth in Articles 12.1 and 12.2 of the Modified Plan and as otherwise provided in this Confirmation Order.  This Court shall also retain jurisdiction to determine any and all applications for allowance of compensation and reimbursement of expenses of Professionals under Section 330, 331 or 503(b) of the Bankruptcy Code arising out of the Bankruptcy Case for the periods prior to and through and including the Effective Date.

44.         The Court will conduct a post-Confirmation status conference on July 31, 2013 at 3:00 p.m., in Courtroom 9B, Sam M. Gibbons United States Courthouse, 801 North Florida Avenue, Tampa, Florida.

45.         A copy of this Confirmation Order shall be sent, by United States first class mail or CM/ECF Transmission, to (i) all parties listed on the Local Rule 1007(d) Parties in Interest List for this case, and (ii) all creditors of the Debtor as set forth on the Court’s master mailing matrix for the Debtor’s Chapter 11 case. Counsel for the Debtor shall thereafter file a certificate of service with the Court regarding the foregoing service of this Confirmation Order.  The Court approves the form and manner of such notice as being adequate and sufficient notice of Confirmation of the Modified Plan, and finds that such notice complies with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Rules of this Court.  Since the stockholders of the Debtor will not receive any distributions or equity interests under the Modified Plan, the Debtor shall not be required to serve a copy of this Confirmation Order or notice of its entry upon the stockholders of the Debtor.

DONE AND ORDERED at Tampa, Florida, on June 28, 2013.

/s/ K. RODNEY MAY
K. RODNEY MAY United States Bankruptcy Judge

Charles A. Postler, Esq. is directed to serve a copy of this Order on interested parties and file a proof of service within 3 days of entry of this Order.